Exhibit 11

                               THERMO VOLTEK CORP.


                        Computation of Earnings per Share


                              Three Months Ended          Nine Months Ended
                          -------------------------   -------------------------
                          September 30,   October 1,  September 30,  October 1,
                                   1995         1994           1995        1994
                          -------------   ----------  -------------  ----------
Computation of Primary
 Earnings per Share:

Net income (a)              $   744,000  $   325,000    $ 1,762,000 $   791,000
                            -----------  -----------    ----------- -----------

Shares:
 Weighted average shares
  outstanding                 4,416,175    4,007,054      4,189,766   3,986,123

 Add: Shares issuable
      from assumed exercise
      of options (as
      determined by the
      application of the
      treasury stock method)    157,682            -              -           -
                            -----------  -----------    ----------- -----------

 Weighted average shares
  outstanding, as
  adjusted (b)                4,573,857    4,007,054      4,189,766   3,986,123
                            -----------  -----------    ----------- -----------

Primary Earnings per
 Share (a) / (b)            $       .16  $       .08    $       .42 $       .20
                            ===========  ===========    =========== ===========
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                                                                    Exhibit 11

                               THERMO VOLTEK CORP.


                  Computation of Earnings per Share (continued)


                              Three Months Ended          Nine Months Ended
                          -------------------------   -------------------------
                          September 30,   October 1,  September 30,  October 1,
                                   1995         1994           1995        1994
                          -------------   ----------  -------------  ----------

Computation of Fully
 Diluted Earnings per Share:

Income:
 Net income                 $   744,000  $   325,000    $ 1,762,000 $   791,000

 Add: Convertible debt
      interest, net of tax      277,000      300,000        872,000     900,000
                            -----------  -----------    ----------- -----------

 Income applicable to
  common stock assuming
  full dilution (a)         $ 1,021,000  $   625,000    $ 2,634,000 $ 1,691,000
                            -----------  -----------    ----------- -----------

Shares:
 Weighted average shares
  outstanding                 4,416,175    4,007,054      4,189,766   3,986,123

 Add: Shares issuable from
      assumed conversion
      of subordinated
      convertible obligations 4,462,350    4,813,513      4,674,355   4,813,513

      Shares issuable
      from assumed exercise
      of options (as
      determined by the
      application of the
      treasury stock method)    157,772       96,439        157,772     107,300
                            -----------  -----------    ----------- -----------

 Weighted average shares
  outstanding, as
  adjusted (b)                9,036,297    8,917,006      9,021,893   8,906,936
                            -----------  -----------    ----------- -----------

Fully Diluted Earnings per
 Share (a) / (b)            $       .11  $       .07    $       .29 $       .19
                            ===========  ===========    =========== ===========
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